EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NASTECH ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

BOTHELL, WA, April 21, 2004 - Nastech Pharmaceutical Company Inc. (Nasdaq: NSTK) today announced a net loss of $7.6 million or $0.64 per share for the quarter ended March 31, 2004, compared to a net loss of $2.9 million or $0.29 per share for the first quarter of 2003. The increased net loss compared to the prior year resulted primarily from a $2.2 million decrease in revenue and $2.6 million growth in operating expenses, primarily related to research and development. The decrease in revenue included a $1.3 million decrease in license and research fees. Product revenue for the quarter decreased $890,000 due to the sale of Nascobal® in June 2003, and as a result the related cost of goods sold and sales and marketing expense decreased $81,000 and $693,000, respectively. Research and development expense increased $3.0 million due to increased clinical program activities for our products under development.

Nastech ended the first quarter of 2004 with $19.2 million in cash, cash equivalents and investments compared to $25.1 million at December 31, 2003.

“Significant progress in our Calcitonin, Apomorphine, and PYY Nasal Spray drug programs was achieved during the first quarter of 2004,” stated Steven C. Quay, M.D., Ph.D., Chairman, President and Chief Executive Officer of Nastech. “These achievements included FDA acceptance of our ANDA filing for Calcitonin and the NDA filing for Nascobal® nasal spray, completion of a Phase II maximum tolerated dose study with Apomorphine, the initiation and successful completion of our Phase I-B study and initiation and completion of enrollment and dosing of our Phase I-C study with PYY. We look forward to reporting further progress in these programs.”

FIRST QUARTER 2004 CORPORATE HIGHLIGHTS

•	PYY Nasal Spray for Obesity

Nastech completed a Phase I-B dose-range finding study in overweight healthy subjects, with results indicating that PYY significantly reduces appetite and calorie intake both at the lunch meal 60 minutes after administration, as well as for the entire 24-hour period. PYY administration was well tolerated, with an acceptable side effect profile.

The Company also announced the initiation of a PYY Phase I-C dose-sequencing study. The study is being conducted primarily to determine how many times a day PYY will need to be administered to achieve optimal weight loss results. The study also is assessing inter- and intra-subject variability and gender effects on appetite scores, caloric reduction and duration, pharmacokinetics and safety. In April, enrollment of all 36 subjects was completed ahead of schedule and the Company is in the process of gathering and analyzing the data.

•	Apomorphine Nasal Spray for Sexual Dysfunction

Nastech announced that its Phase II Maximum Tolerated Dose clinical trial reached completion. The results identified a dose that is safe and well tolerated that is significantly above doses demonstrated in prior studies to produce efficacy in erectile dysfunction. The results of this study support moving forward with this sexual dysfunction clinical development program. Nastech will seek a commercialization partner for this program before commencing Phase III clinical trials.

•	Calcitonin Nasal Spray for Osteoporosis

Nastech’s ANDA filing was accepted for review by the FDA. Nastech is seeking a commercialization partner for this product.

•	Nascobal® Nasal Spray

Nastech’s NDA filing for Nascobal® Nasal Spray was accepted for review by the FDA. Nascobal® Nasal Gel and Nascobal® Nasal Spray are licensed to Questcor Pharmaceuticals, Inc.

CONFERENCE CALL

Management will host a conference call to review first quarter financial results for the period ended March 31, 2004 and recent business developments. The call is scheduled for today, April 21, 2004, at 11:00 a.m. Eastern Time. To access the live call or the 30-day archive via the Internet, log on to www.Nastech.com. Please connect to the Nastech website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to view the webcast. It is recommended that pop-up blockers be turned off prior to connecting to the call. Telephone replay will be available beginning approximately two hours after the call. To access the replay, please call 1-800-428-6051 (U.S.) or 1-973-709-2089 (international). Please ask to be connected to call 34269.

ABOUT NASTECH

Nastech Pharmaceutical Company Inc. is an emerging pharmaceutical company developing products based on applying our proprietary drug delivery technologies, with approximately 195 patents and applications filed. The Company is developing molecular biology-based technologies for delivering both small- and large-molecule drugs by nasal administration, along with an extended-release oral delivery technology. The Company’s intranasal drug delivery technology may lead to greater drug efficacy, speed of action, safety, and patient compliance. Nastech is developing a diverse product portfolio across multiple therapeutic areas, including products targeted for the treatment of sexual dysfunction, obesity, pain management, osteoporosis, and multiple sclerosis. Additional information about Nastech is available at http://www.Nastech.com.

NASTECH SAFE HARBOR STATEMENT

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statement made by the Company. These factors include, but are not limited to: (i) the ability of the Company to obtain additional funding; (ii) the ability of the Company to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the Company’s and/or a partner’s ability to successfully complete product research and development, including pre-clinical and clinical studies and commercialization; (iv) the Company’s and/or a partner’s ability to obtain required governmental approvals, including product and patent approvals; and (v) the Company’s and/or the Company’s partner’s ability to develop and commercialize products that can compete favorably with those of competitors. In addition, significant fluctuations in quarterly results may occur as a result of the timing of milestone payments, the recognition of revenue from milestone payments and other sources not related to product sales to third parties, and the timing of costs and expenses related to the Company’s research and development programs. Additional factors that would cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which the Company urges investors to consider. The Company undertakes no obligation to publicly release the revisions in such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events or circumstances, except as otherwise required by securities and other applicable laws.

# # #

CONTACT:

Matthew D. Haines
Director, Corporate Communications
(212) 297-6198
mhaines@nastech.com

Burns McClellan
Aline B. Schimmel (Investors)
Kathy L. Jones, Ph.D. (Media)
212-213-0006

TABLE FOLLOWS

NASTECH PHARMACEUTICAL COMPANY INC.
SELECTED FINANCIAL INFORMATION
Statement of Operations Data (in thousands, except per share amounts)

	Quarter Ended
	March 31,
	(unaudited)
	2004	2003
Revenue:
Product revenue, net	$120	$1,010
License and research fees	28	1,307

Total revenue	148	2,317

Operating expenses:
Cost of product revenue	64	145
Research and development	5,850	2,809
Sales and marketing	153	846
General and administrative	1,684	1,349

Total operating expenses	7,751	5,149

Net loss from operations	(7,603)	(2,832)
Interest income	56	52
Interest expense	(97)	(145)

Net loss	$(7,644)	$(2,925)

Net loss per common share-basic and diluted	$(0.64)	$(0.29)

Average shares outstanding-basic and diluted	11,893	10,196

	March 31,	December 31,
Balance Sheet Data	2004	2003
Cash and cash equivalents	$11,185	$16,792
Investments	8,031	8,289
Property, intangibles and other assets	$6,548	$6,057
Total assets	$25,764	$31,138
Working capital	$7,390	$14,766
Accumulated deficit	$(62,488)	$(54,844)
Stockholders’ equity	$10,916	$17,906